Exhibit 12.1

KRATON PERFORMANCE POLYMERS, INC.

Ratio of Earnings to Fixed Charges

(In thousands)

	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005
Fixed Charges:
+ Interest expensed	29,866	35,212	42,632	40,064	33,119
+ Interest capitalized	—	—	—	—	—
+ Amortization of deferred financing costs	4,090	2,139	2,715	2,351	2,400
+ Accretion of debt discount	—	—	—	25,942	11,653
+ Estimate of interest within rental expense	1,734	2,800	2,449	2,449	2,267
+ Preference security dividend requirements	—	—	—	—	—

Total fixed charges	35,690	40,151	47,796	70,806	49,439
Earnings:
+ Pre-tax income (loss)	(1,657)	36,850	(37,629)	(4,022)	22,389
- Income from equity investees	(403)	(437)	(626)	(168)	(1,516)
+ fixed charges	35,690	40,151	47,796	70,806	49,439
+ Amortization of capitalized interest	—	—	—	—	—
+ Distributed income of equity investees	433	1,041	106	1,265	461
+ Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—
- Interest capitalized	—	—	—	—	—
- Preference security dividend requirements	—	—	—	—	—
- The minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—

Total Earnings	34,063	77,605	9,647	67,881	70,773
Deficiency (Surplus)	1,627	(37,454)	38,149	2,925	(21,334)

Ratio	0.95	1.93	0.20	0.96	1.43
Ratio of Earnings to Fixed Charges	1.0:1.0	1.9:1.0	0.2:1.0	1.0:1.0	1.4:1.0

Our earnings were insufficient to cover our fixed charges for the year ended December 31, 2009 by approximately $1.6 million, for the year ended December 31, 2007 by approximately $38.1 million and for the year ended December 31, 2006 by approximately $2.9 million.

Exhibit 12.1

KRATON POLYMERS LLC

Ratio of Earnings to Fixed Charges

(In thousands)

	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005
Fixed Charges:
+ Interest expensed	29,861	35,188	42,608	39,916	32,303
+ Interest capitalized	—	—	—	—	—
+ Amortization of deferred financing costs	4,090	2,139	2,715	2,351	2,262
+ Accretion of debt discount	—	—	—	—	—
+ Estimate of interest within rental expense	1,734	2,800	2,449	2,449	2,267
+ Preference security dividend requirements	—	—	—	—	—

Total fixed charges	35,685	40,127	47,772	44,716	36,832
Earnings:
+ Pre-tax income (loss)	(1,652)	36,874	(37,605)	22,068	34,179
- Income from equity investees	(403)	(437)	(626)	(168)	(1,516)
+ fixed charges	35,685	40,127	47,772	44,716	36,832
+ Amortization of capitalized interest	—	—	—	—	—
+ Distributed income of equity investees	433	1,041	106	1,265	461
+ Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—
- Interest capitalized	—	—	—	—	—
- Preference security dividend requirements	—	—	—	—	—
- The minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—

Total Earnings	34,063	77,605	9,647	67,881	69,956
Deficiency (Surplus)	1,622	(37,478)	38,125	(23,165)	(33,124)

Ratio	0.95	1.93	0.20	1.52	1.90
Ratio of Earnings to Fixed Charges	1.0:1.0	1.9:1.0	0.2:1.0	1.5:1.0	1.9:1.0

Our earnings were insufficient to cover our fixed charges for the year ended December 31, 2009 by approximately $1.6 million and for the year ended December 31, 2007 by approximately $38.1 million.